Exhibit 10.3

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT, dated as of the [            ] day of [            ], 2012 (this “Agreement”), by and between Blyth, Inc., a Delaware corporation (“Blyth”), and ViSalus, Inc., a Nevada corporation (“ViSalus”).

RECITALS

WHEREAS, Blyth and ViSalus currently contemplate that ViSalus will make an initial public offering;

WHEREAS, in connection therewith, the parties are entering into the Master Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”) to set forth the principal arrangements between Blyth and ViSalus regarding their relationship from and after the filing of the IPO Registration Statement (as defined in the Transaction Agreement) and the consummation of the IPO (as defined in the Transaction Agreement); and

WHEREAS, the parties also desire that Blyth provide ViSalus with certain services related to the ViSalus Business (as defined in the Transaction Agreement) described in this Agreement on and after the IPO Date (as defined in the Transaction Agreement), as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blyth and ViSalus, intending to be legally bound, for themselves and their respective successors and assigns, hereby mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Defined Terms. For the purposes of this Agreement:

“Administrative Service Managers” means the ViSalus Service Manager and the Blyth Service Manager.

“Blyth Service Manager” means the individual appointed by Blyth to represent Blyth and be primarily responsible for the management of the Blyth/ViSalus relationship under this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the States of Connecticut or Michigan are authorized or required by law to close.

“Force Majeure Event” means any riot, war, public disturbance, public health event, strike, lockout, labor dispute, fire explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution or storage facilities, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources, or any other event which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent.

“Services” means the services to be provided by Blyth to ViSalus as set forth in Schedule A.

“ViSalus Personnel” means the employees, representatives, contractors, subcontractors and agents of ViSalus.

“ViSalus Service Manager” means the individual appointed by ViSalus to represent ViSalus and be primarily responsible for the management of the Blyth/ViSalus relationship under this Agreement.

Section 1.2 Other Capitalized Terms. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

ARTICLE II.

TERM

Section 2.1 Term. The term of this Agreement (the “Term”) will begin on, and include, the IPO Date and continue in effect for six months, unless terminated earlier in accordance with the terms of this Agreement (the “Initial Term”).

Section 2.2 Extension of Term. Commencing upon the expiration of the Initial term, and every three months thereafter, this Agreement shall be automatically renewed for an additional three-month period (each a “Renewal Term”) unless terminated as set forth in Article VII.

ARTICLE III.

SERVICES

Section 3.1 Performance of Services.

(a) Performance; Transitional Nature of Services. During the Term of this Agreement, Blyth shall provide the Services to ViSalus and shall make available to ViSalus two (2) offices (the “Offices”) at Blyth’s facility located in Greenwich, Connecticut (the “Blyth Facility”). The parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services provided by Blyth to ViSalus.

(b) Charges. For the Services and the availability of Offices, ViSalus will pay to Blyth a monthly fee for each Service delivered and the Offices made available in such month at the rates specified in Schedule A (the “Charges”). The Charges will be pro-rated for partial periods. Commencing upon the expiration of the Initial Term, the Charges will be reviewed by Blyth prior to the commencement of each Renewal Term and increased or decreased, as appropriate, by Blyth to reflect increases or decreases in the cost to Blyth of providing the Services or making the Offices available to ViSalus. Schedule A shall be updated as appropriate to reflect increases or decreases in the Charges and the transition of Services to ViSalus.

Section 3.2 Independent Contractor Status.

(a) Each Person (including any employee or agent of Blyth) that provides Services hereunder is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an agent or employee of ViSalus. Any provision in this Agreement, or any action by ViSalus, that may appear to give ViSalus the right to direct or control Blyth in performing under this Agreement means that Blyth shall follow the desires of ViSalus in results only. Nothing in this Agreement shall be construed to create the relationship of partnership, principal and agent, joint venture, or fiduciary and beneficiary between or among Blyth, on the one hand, and ViSalus, on the other hand.

(b) Blyth shall withhold and pay any contribution measured by wages of its employees required by the Federal Insurance Corporation Act and all other contributions, taxes and other charges required to be withheld or paid pursuant to any state or federal statute and shall accept exclusive liability therefore.

Section 3.3 Service Standards. Unless otherwise specified in this Agreement (including the Schedules), the Services under this Agreement will initially be performed in substantially the same scope, quality and nature (including historical usage levels) that such Services were generally performed by Blyth for the ViSalus Businesses as of the date immediately prior to the IPO Date, and thereafter will continue to be performed in substantially the same scope, quality and nature (including usage levels) as Blyth generally performs such services for Blyth Businesses, except to the extent such Services differ because of the need to follow legal corporate formalities and to keep ViSalus data separate from Blyth data. In no event will Blyth be required to make any customization to the Services (or Blyth systems or work processes) that are unique to ViSalus, beyond the customizations that Blyth elects to make to support Blyth systems and work processes. To the extent ViSalus requests Services that exceed the historical usage levels of ViSalus Businesses, and Blyth agrees in its sole discretion to provide such Services, the parties will adjust the Charges by mutual agreement. ViSalus shall comply with Blyth’s applicable work processes, policies and procedures and any applicable terms and conditions of third party suppliers.

Section 3.4 Conflict of Interest. In the event that Blyth determines there is a conflict of interest (other than a conflict of interest described in Section 7.2(b), which shall be governed by that Section) between Blyth and ViSalus related to the performance of the Services on an issue that could reasonably have an adverse impact on Blyth with regard to its code of business conduct or public relations, or with regard to a Governmental Authority, Blyth shall notify ViSalus of such issue. The parties will then work together, through the Administrative Service Managers, to resolve such issue. If the parties are unable to resolve such issue to their mutual satisfaction within 30 days, Blyth will not be obligated to perform the Services giving rise to the conflict of interest, and ViSalus shall have the right to perform such Services for itself to the extent necessary to avoid the conflict of interest. In the event that Blyth elects to cease providing a Service pursuant to this Section 3.4, the Charges shall be reduced appropriately and Schedule A shall be amended to reflect the elimination of such Service.

Section 3.5 ViSalus’ Obligations. Blyth’s failure to perform its obligations under this Agreement shall be excused if and to the extent such non-performance is caused by (i) the actions or inactions of ViSalus or a third party contractor performing obligations on behalf of ViSalus under this Agreement, or (ii) the failure of ViSalus or such a third party contractor to perform ViSalus’ obligations under this Agreement or otherwise comply with Blyth’s work processes, policies and procedures and any requirements under Blyth’s third party contracts. ViSalus shall be responsible for any additional costs incurred by Blyth in connection with providing the Services as a result of (i) or (ii) above.

Section 3.6 Blyth Facility. Blyth (or any applicable subcontractor) will be responsible for all security procedures at the Blyth Facility. ViSalus shall cause its employees, agents and subcontractors, while at the Blyth Facility, to (a) comply with reasonable personnel, operational, safety and security procedures, policies, rules and regulations applicable to Blyth personnel and the Blyth Facility provided in advance to ViSalus from time to time, and (b) comply with reasonable requests of Blyth personnel pertaining to personal and professional conduct. Blyth shall have the right to require ViSalus to remove any employee, agent or subcontractor of ViSalus from the Blyth Facility in an emergency or potential emergency situation arising from any failure to comply with this provision. In any other situation in which any employee, agent or subcontractor of ViSalus fails to comply with this provision, ViSalus shall consult with Blyth and take appropriate action to remedy such failure, including removal of such employee, agent or subcontractor from the Blyth Facility. Notwithstanding the foregoing, ViSalus retains the sole right to hire and fire its employees, and to manage contractual relationships with its agents and subcontractors.

ARTICLE IV.

COMPENSATION

Section 4.1 Charge for Services. ViSalus shall pay to Blyth the Charges set forth in Section 3.1, and any other charges provided for elsewhere in this Agreement, for the Services and the Offices in accordance with the terms set forth in this Agreement.

Section 4.2 Taxes. In addition to the other sums payable under this Agreement, ViSalus shall pay, and hold Blyth harmless against, all sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of the Services and/or the Offices, other than income, franchise or margin taxes measured by Blyth’s net income or margin and other than any gross receipts or other privilege taxes imposed on Blyth. Blyth and ViSalus shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.2 shall obligate Blyth to cooperate with, or assist, ViSalus in any arrangement proposed by ViSalus that would, in Blyth’s sole discretion, have a detrimental effect on Blyth or ViSalus to cooperate with, or assist, Blyth in any arrangement proposed by Blyth that would, in ViSalus’ sole discretion, have a detrimental effect on ViSalus.

Section 4.3 Payment; Invoicing. The Charges shall be paid by ViSalus monthly, in arrears. Blyth shall prepare and deliver to ViSalus a monthly invoice for Charges, plus applicable taxes, due in respect of the Services provided and Offices made available each month. Such monthly invoices shall be delivered within 15 days following the end of each month in which Services are provided and/or Offices are made available, or at such other time or times as agreed to in writing by Blyth and ViSalus. ViSalus will pay the Charges no later than the 30 days after receipt of a monthly invoice therefor. Payments for amounts past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest published from time to time in The Wall Street Journal, but in no case higher than the maximum rate permitted by law. ViSalus shall make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by Blyth from time to time.

ARTICLE V.

ADMINISTRATIVE SERVICES MANAGEMENT

Section 5.1 Administrative Services Management Process. Each party has appointed an individual who will serve as its Administrative Service Manager, and the names of such appointed individuals are set forth in Schedule B. If either party changes the individual designated to serve as its Administrative Service Manager, Schedule B shall be amended to reflect such change. The parties, including their respective Administrative Service Managers, shall conduct meetings and manage interactions in accordance with Schedule B. The Administrative Service Managers shall meet as expeditiously as possible to resolve any dispute hereunder. Any dispute that is not resolved by the Administrative Service Managers within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Section 1.9 of the Transaction Agreement.

Section 5.2 Books and Records; Audit. In addition to the rights and obligations of the parties in Section 1.3 and Section 1.4 of the Transaction Agreement, Blyth shall keep books of account and other records, in reasonable detail and in accordance with United States generally accepted accounting principles, consistently applied, for any charges for which ViSalus is required to reimburse Blyth. Such books of account and other records shall be open for ViSalus’ inspection during normal business hours for 24 months following the end of the calendar year in which the expense was incurred or the applicable Services were rendered to enable ViSalus to verify that the charges comply with the terms of this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.1 Service Warranty. Blyth warrants to ViSalus that it will use the same level of care in providing the Services as Blyth uses for itself and in no event less than a reasonable level of care.

Section 6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, BLYTH DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SERVICES OR THE OFFICES, INCLUDING WITH RESPECT TO

(A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE USE OF THE SERVICE OR OFFICE BY VISALUS AFTER THE RECEIPT THEREOF, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF ANY VISALUS BUSINESS AFTER THE RECEIPT OF THE SERVICES OR OFFICES.

ARTICLE VII.

TERMINATION

Section 7.1 Early Termination of the Services. From and after the date hereof, ViSalus may, in its sole discretion, terminate or reduce the level of any Service or the use of either of the Offices by providing 60 days prior written notice to Blyth. From and after the expiration of the Initial Term, Blyth may, in its sole discretion, terminate or reduce the level of any Service or the availability of either of the Offices by providing 60 days prior written notice to ViSalus. The Charges shall be appropriately adjusted for any Service or the availability of any Office terminated or reduced under this Section 7.1.

Section 7.2 Right to Terminate for Compliance Issues. Blyth shall have the right to immediately terminate the provision of any Services or the Offices if, and to the extent, Blyth determines that it must do so because (a) the provision of such Services or Offices would cause Blyth to violate applicable law or (b) a change in ViSalus’ method of doing business creates a conflict of interest for Blyth. ViSalus shall have the right to immediately terminate the provision of any Services or the Offices if, and to the extent, ViSalus determines that it must do so because (a) the provision of such Services or Offices would cause ViSalus to violate applicable law or (b) a change in Blyth’s method of doing business creates a conflict of interest for ViSalus.

Section 7.3 Survival. In addition to the rights and obligations of Section 3.5 of the Transaction Agreement (which is hereby incorporated into this Agreement), the parties further agree that upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement and (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any Charges or other amounts accrued, even if such Charges or amounts have not become due and payable prior to termination.

Section 7.4 Effect of Termination. Within 60 days after the termination or expiration of this Agreement, Blyth shall deliver a final invoice to ViSalus invoicing all amounts accrued for Services and work performed and the availability of the Offices prior to termination that have not already been paid. ViSalus shall pay such amount to Blyth within 30 days of its receipt of such final invoice.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1 Limitation of Liability; Indemnification.

(a) Notwithstanding (i) Blyth’s agreement to perform, or cause to be performed, the Services and make available the use of the Offices in accordance with the provisions hereof, or (ii) any term or provision of the Schedules to the contrary, ViSalus acknowledges that performance by Blyth of the Services and making available of the Offices pursuant to this Agreement will not subject Blyth, its Affiliates, or their respective stockholders, directors, officers, members, agents or employees to any Liability whatsoever, except as directly caused by gross negligence or willful misconduct on the part of Blyth or such other Persons; provided, however, that Blyth’s Liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (A) ViSalus’ price paid for the particular Service or the use of the Offices, (B) ViSalus’ cost of performing the Service or obtaining equivalent offices itself during the remainder of the Term or (C) ViSalus’ cost of obtaining the Service or equivalent offices from a third party during the remainder of the Term; provided further that ViSalus will exercise its commercially reasonable efforts to minimize the cost of any such alternatives to the Services and/or the Offices by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced or of the Offices.

(b) Except as specifically set forth in this Agreement, ViSalus hereby releases, and agrees to indemnify and hold harmless, each of Blyth, its Affiliates and their respective stockholders, directors, officers, members, agents or employees from any and all Liabilities arising from or relating to the provision or use of any Service or product, including, without limitation, the Offices, provided hereunder to the extent not directly caused by the gross negligence or willful misconduct of Blyth or such other Persons.

Section 8.2 Compliance With Laws. ViSalus will be solely responsible for (a) compliance with all Laws affecting the ViSalus Business and (b) any use ViSalus may make of the Services or the Offices to assist it in complying with such Laws.

Section 8.3 Further Action. The parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

Section 8.4 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

Section 8.5 Authorization. ViSalus appoints Blyth, and its officers, employees and agents, or any of them, as agents for ViSalus to take all actions necessary or appropriate to perform the Services or make available the Offices; provided, however, that Blyth shall not, directly or indirectly, enter into any material contract with any third party in the name of ViSalus, or incur any material third-party costs or obligations chargeable to ViSalus, in each case without ViSalus’ prior written consent. ViSalus shall execute such other instruments and take such further action as may be required in order to effectuate the foregoing authorization. ViSalus expressly waives any defense of lack of authorization that might be asserted against Blyth or any third party as to any transaction entered into on behalf of ViSalus by Blyth, or any of its officers, employees or agents under the terms of this Section 8.5.

Section 8.6 Assignment. This Agreement may not be assigned by operation of law or otherwise by ViSalus without the express written consent of Blyth (which consent may be granted or withheld in the sole discretion of Blyth), and any attempted assignment without such consent shall be null and void.

Section 8.7 Force Majeure.

(a) If a Force Majeure Event is claimed by either party, the party making such claim shall orally notify the other party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other party with written notice of such Force Majeure Event within five days after the occurrence of such Force Majeure Event.

(b) Except for a party’s obligations to make payments hereunder (including, but not limited to, those obligations under Article IV), neither party will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such party’s obligations hereunder and (ii) provide prompt notice to the other party of the cessation of the Force Majeure Event.

(c) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied as expeditiously as possible using commercially reasonable efforts. It is understood and agreed that nothing in this Section 8.7(c) shall require the settlement of strikes, lockouts or labor disputes by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

Section 8.8 Acknowledgment. The parties acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.

Section 8.9 Order of Precedence. In the event of a conflict between Articles I through VIII of this Agreement and the Schedules hereto, Articles I through VIII of this Agreement shall take precedence over the Schedules.

Section 8.10 References. References to any Schedule include all subparts, schedules, exhibits, attachments, appendices and annexes to such Schedule.

Section 8.11 Incorporation of Transaction Agreement Provisions. The following provisions of the Transaction Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.11 to an “Article” or “Section” shall mean Articles or Sections of the Transaction Agreement, and references in the material incorporated herein by reference shall be references to the Transaction Agreement): Section 1.3 and Section 1.5 (relating to Exchange of Information and Confidentiality), Article II (relating to Mutual Releases; Indemnification); and Article III (Miscellaneous). In the event of any conflict or inconsistency between any of the foregoing provisions of the Transaction Agreement and any provision of this Agreement, this Agreement shall prevail with respect to matters governed by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

BLYTH, INC.

By:
Name:
Title:

VISALUS, INC.

By:
Name:
Title:

[Signature Page to Administrative Services Agreement]